EXHIBIT 23.1


                             KPMG PEAT MARWICK LLP
                                 CITY PLACE II
                            HARTFORD, CT 06103-4103

                         INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Webster Financial Corporation

We consent to the incorporation by reference in the registration statement (Nos. 33-13244 and 33-38286) on Forms S-8 and (No. 333-47269) on Form S-3 of Webster
Financial Corporation of our report dated June 17, 1998, relating to the consolidated statements of condition of Webster Financial Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the July 23,1998 current report on Form 8-K of Webster Financial Corporation.




/s/ KPMG Peat Marwick LLP

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Hartford, Connecticut
July 21, 1998